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                     June 8, 2022

       Jane Fraser
       Chief Executive Officer
       Citigroup Inc.
       388 Greenwich Street
       New York, NY 10013

                                                        Re: Citigroup Inc.
                                                            Form 10-Q for the
Period Ended March 31, 2022
                                                            Filed May 9, 2022
                                                            CORRESP filed June
6, 2022
                                                            File No. 001-09924

       Dear Ms. Fraser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance